Exhibit 10(ee)

CONFORMED COPY

AMENDMENT AND RESTATEMENT AGREEMENT

DATED 12th October, 2004

BETWEEN

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

AND

THE LENDERS NAMED HEREIN

AND

LLOYDS TSB BANK PLC

as Facility Agent

relating to a £250,000,000 Credit Agreement

dated 18th October, 2002 (as amended)

ALLEN & OVERY

Allen & Overy LLP

London

CONTENTS

Clause		Page
1	Interpretation	1
2	Amendments	1
3	Representations	2
4	Fees	2
5	Miscellaneous	2
6	Governing law	2

Schedules

1	Lenders	3
2	Conditions precedent documents	4
3	Restated Credit Agreement	5

SIGNATORIES		69

THIS AGREEMENT is dated 12th October, 2004

BETWEEN:

(1)      WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC (Registered No. 02366894) (the Company); and

(2)      THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders) as lenders (the Lenders); and

(3)      LLOYDS TSB BANK plc as agent (in this capacity the Facility Agent).

BACKGROUND

           This Agreement is supplemental to and amends a credit agreement dated 18th October, 2002 (as amended on 29th October, 2002, 20th June, 2003 and 17th October, 2003) between, among others, the Company and the Facility Agent (the Credit Agreement).

IT IS AGREED as follows:

1.     Interpretation

1.1     Definitions

(a)     In this Agreement:

Effective Date means 15th October, 2004 or such other date as the Company and the Facility Agent may agree.

(b)      Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2     Construction

The principles of construction set out in the Credit Agreement will have effect as if set out in this Agreement.

2.     Amendments

(a)      Subject as set out below, the Credit Agreement will be amended from the Effective Date so that it reads as if it were restated in the form set out in Schedule 3 (Restated Credit Agreement).

(b)      The Credit Agreement will not be amended by this Agreement unless the Facility Agent notifies the Company and the Lenders that it has received all of the documents set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent (acting reasonably) on or prior to the Effective Date. The Facility Agent must give this notification as soon as practicable.

(c)       If the Facility Agent fails to give the notification under paragraph (b) above by the Effective Date, the Credit Agreement will not be amended in the manner contemplated by this Agreement.

3.     Representations

The Company confirms to each Finance Party that on the date of this Agreement and on the Effective Date, the representations given in Clause 16.2 (Status) to 16.12 (Non-Violation of other Agreements) (inclusive) of the Credit Agreement:

(a)      are true; and

(b)      would also be true if references to the Credit Agreement are construed as references to the Credit Agreement as amended and restated by this Agreement.

provided that, for the purpose of this Clause 3 (Representations), the reference to "Original Financial Statements" in Clause 16.9 (No material adverse change) shall be deemed to be a reference to the audited consolidated financial statements of the Company for the year ended 31st March, 2004.

In each case, each such representation is applied to the circumstances then existing and in the case of the confirmation made on the date of this Agreement, as if the Effective Date had occurred.

4.     Fees

The Company must pay to the Facility Agent for the account of the Lenders an extension fee and an up-front fee as set out in a letter between the Company and the Facility Agent of even date herewith.

5.     Miscellaneous

(a)      Each of this Agreement and the Credit Agreement, as amended and restated by this Agreement is a Finance Document.

(b)      Subject to the terms of this Agreement, the Credit Agreement will remain in full force and effect and, from the Effective Date, the Credit Agreement and this Agreement will be read and construed as one document.

6.     Governing law

This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

Lenders

Bayerische Landesbank, acting through its London Branch

Danske Bank A/S, London Branch

Lloyds TSB Bank plc

WestLB AG, London Branch

Schedule 2

CONDITIONS PRECEDENT DOCUMENTS

1.        Either (a) a certified copy of the constitutional documents of the Company or (b) a certificate of the Company (signed by a director) confirming that there has been no change in the certificate of incorporation and memorandum and articles of association or other constitutional documents of the Company delivered to the Facility Agent on or about the 18th October, 2002 and that such documents continue to be in full force and effect.

2.        A certified copy of a resolution of the board of directors or a committee of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement.

3.        Either (a) a specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of this Agreement or to sign or send any document or notice in connection with this Agreement or (b) confirmation that the specimen signature list provided by the Company to the Facility Agent on or about the 18th October, 2002 remains accurate and complete.

4.        A certificate of the Company confirming that utilising the Total Commitments in full would not breach any borrowing limit contained in the Company's memorandum and articles of association.

5.        A legal opinion of Allen & Overy LLP, legal advisers to the Company, addressed to the Finance Parties as of the Effective Date.

6.        Evidence that all fees and expenses incurred in connection with this Agreement have been or will be paid by the Company.

Schedule 3

RESTATED CREDIT AGREEMENT

AGREEMENT

DATED 18th October, 2002

£400,000,000

CREDIT FACILITY

FOR

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

ARRANGED BY

BAYERISCHE LANDESBANK acting through its London Branch

DANSKE BANK A/S, LONDON BRANCH

LLOYDS TSB BANK plc

WESTLB AG, LONDON BRANCH

as Mandated Lead Arrangers

WITH

LLOYDS TSB BANK plc

as Facility Agent

INDEX

Clause		Page

1	Interpretation	1
2	Facilities	11
3	Purpose	12
4	Conditions Precedent	13
5	Utilisation	13
6	Optional Currencies	14
7	Repayment	17
8	Prepayment and Cancellation	18
9	Interest	20
10	Terms	22
11	Market Disruption	23
12	Taxes	24
13	Increased Costs	26
14	Mitigation	27
15	Payments	28
16	Representations	30
17	Information Covenants	32
18	Financial Covenants	34
19	General Covenants	35
20	Default	38
21	The Administrative Parties	40
22	Evidence and Calculations	45
23	Fees	46
24	Indemnities and Break Costs	47
25	Expenses	48
26	Amendments and Waivers	48
27	Changes to the Parties	49
28	Disclosure of Information	52
29	Set-off	52
30	Pro rata sharing	53
31	Severability	54
32	Counterparts	54
33	Notices	54
34	Language	55
35	Governing law	56
36	Enforcement	56

Schedules
1.	Original Parties	57
2.	Conditions precedent documents	59
3.	Form of Request	60
4.	Calculation of the Mandatory Cost	61
5.	Form of Transfer Certificate	63
6.	Intentionally left blank	65
7.	Form of Compliance Certificate	66
4.	Signatories	67

THIS AGREEMENT is dated 18th October, 2002 (as amended on 29th October, 2002, 20th June, 2003, 17th October, 2003 and October, 2004)

BETWEEN:

(1)       WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC (registered number 02366894) (the Company);

(2)       BAYERISCHE LANDESBANK acting through its London Branch, DANSKE BANK A/S, LONDON BRANCH, LLOYDS TSB BANK plc and WESTLB AG,LONDON BRANCH each in this capacity as a Mandated Lead Arranger and together in this capacity, the Mandated Lead Arrangers;

(3)       THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(4)       LLOYDS TSB BANK plc as facility agent (in this capacity the Facility Agent);

(5)       WESTLB AG, LONDON BRANCH as co-ordinating bank (in this capacity, the Co-ordinating Bank)

IT IS AGREED as follows:

INTERPRETATION

Definitions

In this Agreement:

Act means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant thereto.

Administrative Party means a Mandated Lead Arranger, the Co-ordinating Bank or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Applicable Accounting Principles means those accounting principles, standards and practices generally accepted in the United Kingdom and the accounting and reporting requirements of the Companies Act 1985, in each case as used in the Original Financial Statements.

Authority means The Gas and Electricity Markets Authority established under Section 1 of the Utilities Act 2000.

Availability Period means the period from and including the date of this Agreement to and including:

(a)       for a Tranche A Loan, the date that is the Final Maturity Date in relation to the Tranche A Facility;

(b)       for a Tranche B Loan, the Final Maturity Date in relation to the Tranche B Facility; and

(c)       for a Tranche C Loan, the Final Maturity Date in relation to the Tranche C Facility.

Balancing and Settlement Code means the document, as modified from time to time, setting out the electricity balancing and settlement arrangements designated by the Secretary of State and adopted by The National Grid Company plc (Registered No. 2366977) or its successor pursuant to its transmission licence.

Balancing and Settlement Code Framework means the agreement of that title, in the form approved by the Secretary of State, as amended from time to time, to which the Company is a party and by which the Balancing and Settlement Code is made binding upon the Company.

Break Costs means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which commercial banks are open in London and:

(a)        if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)       if on that day a payment in or purchase of euro is to be made, which is also a TARGET Day.

Commitment means a Tranche A Commitment or a Tranche B Commitment or a Tranche C Commitment (as the case may be).

Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Default means:

(a)       an Event of Default; or

(b)       an event which would be (with the lapse of time, the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Environmental Law means all regulations and other laws concerning the protection of human health or the environment;

euro or euros or € means the single currency of the Participating Member States.

Event of Default means an event specified as such in this Agreement.

Existing Credit Agreement means the U.S.$500,000,000 Revolving Credit Agreement dated 30th October, 2001 between, inter alia, the Company, J.P. Morgan plc as Arranger and Chase Manhattan International Limited as Facility Agent and as Swingline Agent.

Extended Final Maturity Date means the date specified as such in the notice exercising the Term-Out Option provided by the Company under Clause 2.5 (Term-Out Option), being a date falling no later than the day falling 364 days after the Final Maturity Date relating to the Tranche A Facility.

Facility means the Tranche A Facility or Tranche B Facility or Tranche C Facility (as the case may be) made available under this Agreement and Facilities shall mean each of them.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)       on or before the date it becomes a Lender; or

(b)       by not less than five Business Days' notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in the Agreement.

Final Maturity Date means

(a)       in relation to the Tranche A Facility, the date which falls 364 days after (and including) 15th October, 2004 (unless extended in accordance with Clause 2.5 (Term-out Option));

(b)       in relation to the Tranche B Facility, the seventh anniversary of the date of this Agreement; and

(c)       in relation to the Tranche C Facility, the third anniversary of the Restatement Date.

Finance Document means:

(a)       this Agreement;

(b)       a Fee Letter;

(c)       a Transfer Certificate; or

(d)       any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)       moneys borrowed;

(b)       any acceptance credit;

(c)       any bond, note, debenture, loan stock or other similar instrument;

(d)       any redeemable preference share;

(e)       any finance or capital lease;

(f)       receivables sold or discounted (otherwise than on a non-recourse basis);

(g)       the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)       any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)       any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)       any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above.

Group means the Company and its Subsidiaries.

Holding Company means a holding company within the meaning of section 736 of the Companies Act 1985.

Increased Cost means:

(a)       an additional or increased cost;

(b)       a reduction in the rate of return under a Finance Document or on its overall capital; or

(c)       a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Lender means:

(a)       an Original Lender; or

(b)       any person which becomes a Lender after the date of this Agreement.

LIBOR means for a Term of any Loan or overdue amount:

(a)       the applicable Screen Rate; or

(b)       if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Licence means:

(a)       the electricity distribution licence made and treated as granted to the Company under Section 6(1)(c) of the Act pursuant to a licensing scheme made by the Secretary of State under Part II of Schedule 7 to the Utilities Act 2000 on 28th September, 2001; or

(b)       by any statutory amendment or replacement licence or licences granted pursuant to the Utilities Act 2000 which permit the Company to distribute electricity in the Authorised Area;

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)       whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)       if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)       if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means the percentage rate per annum determined to be the Margin in accordance with Clause 9.5(a)(Margin), as adjusted from time to time in accordance with Clauses 9.5(b) to 9.5(d) (Margin).

Material Adverse Effect means something having a material adverse effect on the Company's ability to perform its payment obligations under this Agreement.

Material Subsidiary means, at any time, a Subsidiary of the Company whose gross assets or gross revenues (excluding intra-Group items) then equal or exceed 15 per cent. of the gross assets or gross revenues of the Group.

For this purpose:

(a)       the gross assets or gross revenues of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)       if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or gross revenues of that Subsidiary will be determined from its latest financial statements;

(c)       the gross assets or gross revenues of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or gross revenues of any company or business subsequently acquired or disposed of; and

(d)       if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Maturity Date means the last day of the Term of a Loan (other than a Term-Out Loan) and in the case of a Term-Out Loan the date specified as such in the Request for that Term-Out Loan.

Moody's means Moody's Investors' Services, Inc. (or any successor to its ratings business).

OFGEM means the Office of Gas and Electricity Markets.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31st March, 2002.

Participating Member States means a member state of the European Community that adopts the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

Party means a party to this Agreement.

Pro Rata Share means:

(a)       for the purpose of determining a Lender's share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)       for any other purpose on a particular date:

   (i)       the proportion which a Lender's share of the Loans (if any) bears to all the Loans;

   (ii)       if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

   (iii)       if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

   (iv)       when the term is used in relation to a particular Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of sub-paragraph (iv) above, the Facility Agent will determine, in the case of a dispute whether the term in any case relates to a particular Facility.

PUCHA means the Public Utility Holding Company Act of 1935, as amended, of the United States of America.

Rate Fixing Day means:

(a)       the first day of a Term for a Loan denominated in Sterling; or

(b)       the second Business Day before the first day of a Term for a Loan denominated in any other currency; or

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, Bayerische Landesbank acting through its London branch, Danske Bank A/S London Branch and WestLB AG, London Branch and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repeating Representations means the representations which are deemed to be repeated under this Agreement.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Restatement Date means 15th October, 2004.

Rollover Loan means one or more Loans (other than a Term-Out Loan):

(a)       to be made on the same day that a maturing Loan is due to be repaid;

(b)       the aggregate amount of which is equal to or less than the maturing Loan;

(c)       in the same currency as the maturing Loan; and

(d)       to be made for the purpose of refinancing a maturing Loan.

S&P means Standard & Poor's Corporation (a division of the McGraw-Hill Companies, Inc) (or any successor to its ratings business).

Screen Rate means the British Bankers Association Interest Settlement Rate (if any) for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Secretary of State means the Secretary of State for Trade and Industry.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Sterling and £ mean the lawful currency of the United Kingdom.

Subsidiary means:

(a)       a subsidiary within the meaning of section 736 of the Companies Act 1985; and

(b)       unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Term-Out Loans means the Loans (if any) drawn under Clause 2.5 (Term-Out Option).

Term-Out Option means the option of the Company in Clause 2.5 (Term-Out Option) to draw Tranche A Loans as Term-Out Loans.

Total Commitments means the Total Tranche A Commitments, Total Tranche B Commitments and Total Tranche C Commitments of all the Lenders.

Total Tranche A Commitments means the aggregate of the Tranche A Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Tranche B Commitments means the aggregate of the Tranche B Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Tranche C Commitments means the aggregate of the Tranche C Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the Restatement Date.

Tranche A Commitment means:

(a)       for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading "Tranche A Commitments" and the amount of any other Tranche A Commitment it acquires; and

(b)       for any other Lender, the amount of any Tranche A Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.

Tranche A Facility means the revolving credit facility (incorporating a term-out option) made available under this Agreement and described in Clause 2.1 (Tranche A Facility).

Tranche A Loan means a Loan under the Tranche A Facility and identified as such in its Request.

Tranche B Commitment means:

(a)       for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading "Tranche B Commitments" and the amount of any other Tranche B Commitment it acquires; and

(b)       for any other Lender, the amount of any other Tranche B Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Tranche B Facility means the revolving credit facility made available under this Agreement and described in Clause 2.2 (Tranche B Facility).

Tranche B Loan means a Loan under the Tranche B Facility and identified as such in its Request.

Tranche C Commitment means:

(a)       for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading "Tranche C Commitments" and the amount of any other Tranche C Commitment it acquires; and

(b)       for any other Lender, the amount of any other Tranche C Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Tranche C Facility means the revolving credit facility made available under this Agreement and described in Clause 2.3 (Tranche C Facility).

Tranche C Loan means a Loan under the Tranche C Facility and identified as such in its Request.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

U.S. Dollars and U.S.$ means the lawful currency for the time being of the United States of America.

Utilisation Date means each date on which a Facility is utilised.

Construction

(a)       The following definitions have the meanings given to them in Clause 18.1 (Financial covenants):

   (i)         Consolidated EBITDA;

   (ii)        Interest Payable;

   (iii)       Measurement Period;

   (iv)       Regulatory Asset Base; and

   (v)        Total Gross Debt.

(b)       In this Agreement, unless the contrary intention appears, a reference to:

   (i)        an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

the Winding-up of a person also includes the administration, dissolution or liquidation or other like process of that person, any composition or arrangement with the creditors, amalgamation, reconstruction, reorganisation or consolidation pursuant to Part XIII of the Companies Act 1985 proposed or carried out in respect of that person or a company voluntary arrangement pursuant to the Insolvency Act 1986 carried out or proposed in respect of that person;

   (ii)       a currency is a reference to the lawful currency for the time being of the relevant country;

   (iii)      a Default being outstanding means that it has not been remedied or waived;

   (iv)      a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

   (v)       a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

   (vi)      a person includes its successors in title, permitted assigns and permitted transferees;

   (vii)     a Finance Document or another document is a reference to that Finance Document or other document as amended; and

   (viii)    a time of day is a reference to London time.

(c)       Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

   (i)        if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

   (ii)       if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

   (iii)      notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)       Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(e)       Unless the contrary intention appears:

   (i)        a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

   (ii)       a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

   (iii)      any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents.

(f)       The headings in this Agreement do not affect its interpretation.

Facilities

Tranche A Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a revolving loan facility with a term-out option denominated in Sterling in an aggregate amount equal to the Total Tranche A Commitments.

Tranche B Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility denominated in Sterling in an aggregate amount equal to the Total Tranche B Commitments.

Tranche C Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility denominated in Sterling in an aggregate amount equal to the Total Tranche C Commitments.

Nature of a Finance Party's rights and obligations

Unless otherwise agreed by all the Finance Parties:

the obligations of a Finance Party under the Finance Documents are several;

failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

the rights of a Finance Party under the Finance Documents are separate and independent rights;

a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; and

a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

Term-out Option

(g)       The Company may on one occasion only, by delivery of a notice to the Facility Agent (who shall send a copy of the same to the Lenders) not earlier than 45 days prior to the Final Maturity Date in relation to the Tranche A Facility, elect to draw one or more Tranche A Loans (each a Term-Out Loan) each with the same Utilisation Date falling prior to the Final Maturity Date and each with the same Maturity Date being a date after the initial Final Maturity Date, but no later than the date falling four years after the date of this Agreement (such selected date being the Extended Final Maturity Date). The delivery of this notice constitutes the exercise of the Term-Out Option by the Company.

(h)       Any Tranche A Loan outstanding after the date of the exercise of the Term-Out Option must be repaid on its Maturity Date.

PURPOSE

Tranche A Loans

Each Tranche A Loan may be used for the core working capital requirements of the Company (including the repayment of the Existing Credit Agreement and certain other bilateral facilities) and in compliance with the Licence.

Tranche B Loans

Each Tranche B Loan may only be used for general corporate purposes and in compliance with the Licence.

Tranche C Loans

Each Tranche C Loan may only be used for general corporate purposes and in compliance with the Licence.

No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

CONDITIONS PRECEDENT

Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

the Repeating Representations are correct in all material respects; and

no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 15 Loans outstanding.

UTILISATION

Giving of Requests

(i)       The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(j)       Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(k)       Each Request is irrevocable.

Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

it identifies the Facility the Loan applies to;

the Utilisation Date is a Business Day falling within the Availability Period;

The amount of the Loan requested is:

a minimum of £5,000,000 or its equivalent in accordance with Clause 6.5 (Optional Currency Equivalents), and an integral multiple of 1,000,000 units of that currency;

the maximum undrawn amount available under this Agreement for Loans under the relevant Facility on the proposed Utilisation Date; or

such other amount as the Facility Agent may agree; and

the proposed Term complies with this Agreement.

Only one Loan may be requested in a Request.

Advance of Loan

(l)       The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(m)     The amount of each Lender's share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(n)       No Lender is obliged to participate in a Loan if as a result:

   (i)       its share in the Loans under a Facility would exceed its Commitment for that Facility; or

   (ii)      the Loans would exceed the Total Commitments.

(o)       If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Company on the Utilisation Date.

OPTIONAL CURRENCIES

General

In this Clause:

Agent's Spot Rate of Exchange means the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on a particular day.

Optional Currency means any currency (other than Sterling) in which a Loan may be denominated under this Agreement.

Pre-approved Currency means U.S.$ and euro.

Sterling Amount of a Loan or part of a Loan means:

(a)       if the Loan is denominated in Sterling, its amount; or

(b)       in the case of any Loan denominated in an Optional Currency, its equivalent in Sterling calculated on the basis of the Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

Selection

(p)     The Company must select the currency of a Loan in its Request. The Company may select Sterling or an Optional Currency for a Loan.

(q)     Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than three currencies.

Selection of Optional Currencies

(r)       A Loan may be denominated in an Optional Currency for a Term if:

   (i)       that Optional Currency is readily available in the amount required and freely convertible into Sterling in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

   (ii)      that Optional Currency is a Pre-approved Currency or has been previously approved by the Facility Agent (acting on the instruction of all the Lenders).

(s)       If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency (other than a Pre-approved Currency), the Facility Agent must, within five Business Days, confirm to the Company:

   (i)       whether or not the Lenders have given their approval; and

   (ii)      if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

Revocation of currency

(t)       Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

   (i)       the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

   (ii)       participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(u)     In this event:

   (i)       that Lender must participate in the Loan in Sterling; and

   (ii)       the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in Sterling during that Term.

(v)      Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(w)     A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

Optional Currency equivalents

(x)      Except as expressly provided in this Agreement, the equivalent in Sterling of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

   (i)       whether any limit under this Agreement has been exceeded;

   (ii)       the amount of a Loan;

   (iii)      the share of a Lender in a Loan;

   (iv)      the amount of any repayment of a Loan; or

   (v)       the undrawn amount of a Lender's Commitment,

is its Sterling Amount.

(y)      The rate of exchange to be used for calculating the amount in Sterling of any repayment or prepayment of a Term-Out Loan in an Optional Currency is that last used for determining the amount of the Term-Out Loan in that Optional Currency.

Term-Out Loans - change of currency

(z)       A Term-Out Loan will remain denominated in the same currency through successive Terms, unless the currency is changed under paragraph (c) below.

(aa)     The Company may change the currency of a Term-Out Loan with effect from the start of a Term by giving notice to the Facility Agent by 9.00 a.m. three Business Days before the first day of that Term. The Term-Out Loan will remain denominated in that currency until it is changed again under this Subclause.

(bb)     If a Term-Out Loan is to be denominated in different currencies during successive Terms:

   (i)       the Company must repay that Term-Out Loan on the last day of its current Term in the currency in which it is then denominated (the old currency); and

   (ii)       the Lenders must, subject to the terms of this Agreement, re-advance the Term-Out Loan in the currency in which the Company requires the Term-Out Loan to be denominated for the next Term (the new currency).

The amount of the Loan in the new currency will be calculated by reference to its Sterling Amount.

(cc)     Alternatively, if the Facility Agent and the Company agree:

   (i)       the Facility Agent may apply the amount (or so much of that amount as is necessary) of the Term-Out Loan in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of the Company to repay the Term-Out Loan in the old currency;

   (ii)       the Facility Agent must apply any amount of the old currency purchased under sub-paragraph (i) above towards repaying the Term-Out Loan in the old currency;

   (iii)     the Facility Agent will promptly notify the Company if there is a shortfall or an excess;

   (iv)     if there is a shortfall, the Company must pay to the Facility Agent on the date the Term-Out Loan is due to be repaid in the old currency an amount in the old currency equal to the shortfall; and

   (v)      if there is an excess, the Facility Agent must pay to the Company on the date the Term-Out Loan is due to be repaid in the old currency an amount in the new currency equal to the excess.

If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:

   (vi)     the Facility Agent must notify the Company and the Lenders promptly;

   (vii)     the Term-Out Loan will remain in the old currency until the next day which is a Business Day for both the old and the new currencies; and

   (viii)    during this period, the Term-Out Loan will have Terms running from one Business Day to the next Business Day.

The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of any foreign exchange contract entered into for the purpose of this Clause.

Term-Out Loans - continuing in same Optional Currency

(dd)     If a Term-Out Loan is to be denominated in the same Optional Currency during two successive Terms, the Facility Agent must calculate the amount of the Term-Out Loan in the Optional Currency for the second of those Terms.

(ee)     The amount of the Term-Out Loan in the Optional Currency for the second Term will be the amount determined by notionally converting into that Optional Currency the Sterling Amount of the Term-Out Loan on the basis of the Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

(ff)      If the amount calculated is less than the existing amount of that Term-Out Loan in the Optional Currency during the first Term, the Company must pay, subject to paragraph (e) below, on the last day of the first Term an amount equal to the difference.

(gg)     If the amount calculated is more than the existing amount of that Term-Out Loan in the Optional Currency during the first Term, each Lender must pay, subject to paragraph (e) below, on the last day of the first Term its Pro Rata Share of the difference.

(hh)     If the calculation made by the Facility Agent under paragraph (a) above shows that the amount of the Term-Out Loan in the Optional Currency has increased or decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (c) or (d) above, no payment is required under paragraph (c) or (d) above.

Notification

The Facility Agent must notify the Lenders and the Company of the relevant Sterling Amount (and the applicable Agent's Spot Rate of Exchange) promptly after they are ascertained.

REPAYMENT

Repayment of Loans

(ii)      The Company must repay each Loan (other than a Term-Out Loan) in full on its Maturity Date. No Loan may be outstanding after the applicable Final Maturity Date.

(jj)      Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

Repayment of Term-Out Loans

The Company must repay all Term-Out Loans in full on the Extended Final Maturity Date.

PREPAYMENT AND CANCELLATION

Mandatory prepayment - illegality

(kk)     A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(ll)     After notification under paragraph (a) above:

   (i)       the Company must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

   (ii)      the Commitments of that Lender will be immediately cancelled.

(mm)     The date for repayment or prepayment of a Lender's share in a Loan will be:

   (i)       the Business Day following receipt by the Company of notice from the Lender under paragraph (a) above; or

   (ii)       if later, the latest date allowed by the relevant law.

Mandatory prepayment - change of control

If, except in the context of a group reorganisation where the Company continues to be controlled directly or indirectly, by PPL Corporation, the Company becomes aware of any person (whether alone or together with any associated person or persons) gaining control of the Company (for these purposes "associated person" means, in relation to any person, a person who is (i) "acting in concert" (as defined in the City Code on Takeovers and Mergers) with that person or (ii) a "connected person" (as defined in section 839 of the Income and Corporation Taxes Act 1988) of that person and "control" has the meaning given to it in Section 416 of the Income and Corporation Taxes Act 1988):

   (iii)     within 5 days of such date, the Company shall give notice of such change of control to the Facility Agent;

   (iv)     the Lenders and the Company shall immediately enter into negotiations for a period of not more than 45 days from the date of the change of control with a view to agreeing whether the Facility shall continue to be made available and on what terms; and

   (v)      if no such agreement is reached within the said period of 45 days then:

(A)     any Lender may on 10 days' notice to the Facility Agent and to the Company require the repayment of its share in each Loan and cancel its Commitment; and

(B)     the Majority Lenders may on 10 days' notice to the Company require repayment in full of all outstanding Loans and cancel the Total Commitments.

Voluntary prepayment

(nn)    The Company may, by giving not less than three Business Days' prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(oo)     A prepayment of part of a Loan drawn in US Dollars must be in a minimum amount of $5,000,000 and an integral multiple of U.S. $1,000,000.

(pp)     A prepayment of part of a Loan drawn in Sterling must be in a minimum amount of £5,000,000 and an integral multiple of £1,000,000.

Automatic cancellation

The Commitments of each Lender in relation to the Tranche A Facility, the Tranche B Facility and the Tranche C Facility will be automatically cancelled at the close of business on the last day of the relevant Availability Period.

Voluntary cancellation

(qq)    The Company may, by giving not less than three Business Days' prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(rr)     Partial cancellation of the Total Commitments must be in a minimum amount of £5,000,000 and an integral multiple of £1,000,000.

(ss)     Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

Involuntary prepayment and cancellation

(tt)      If the Company is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(uu)     After notification under paragraph (a) above:

   (i)       the Company must repay or prepay that Lender's share in each Loan made to it on the date specified in paragraph (c) below; and

   (ii)      the Commitments of that Lender will be immediately cancelled.

(vv)    The date for repayment or prepayment of a Lender's share in a Loan will be the last day of the current Term for that Loan or, if earlier, the date specified by the Company in its notification.

Partial prepayment of Term-Out Loans

No amount of a Term-Out Loan repaid or prepaid under this Agreement may subsequently be re-borrowed.

Re-borrowing of Loans (other than Term-Out Loans)

Any voluntary prepayment of a Loan (other than a Term-Out Loan) may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Loan may not be re-borrowed.

Miscellaneous provisions

(ww)   Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(xx)     All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(yy)     The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(zz)     No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(aaa)    No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

INTEREST

Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

Margin;

LIBOR; and

Mandatory Cost.

Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

Interest on overdue amounts

(bbb)   If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(ccc)    Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche B Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

   (i)     select successive Terms of any duration of up to three months; and

   (ii)     determine the appropriate Rate Fixing Day for that Term.

(ddd)   Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

   (i)       the first Term for that overdue amount will be the unexpired portion of that Term; and

   (ii)      the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(eee)    Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

Margin

(fff)    The applicable Margin for all Loans will be determined in accordance with the table below, with:

the applicable Margin for Tranche A Loans being determined by reference to the percentage rate per annum specified in Column 2 as set out below opposite the long term credit rating assigned to the Company and published by Moody's and/or S&P as specified in Column 1;

the applicable Margin for Tranche B Loans being determined by reference to the percentage rate per annum specified in Column 3 as set out below opposite the long term credit rating assigned to the Company and published by Moody's and/or S&P as specified in Column 1; and

the applicable Margin for Tranche C Loans being determined by reference to the percentage rate per annum specified in Column 4 as set out below opposite the long term credit rating assigned to the Company and published by Moody's and/or S&P as specified in Column 1,

Column 1 Credit Rating (S&P/Moody's)	Column 2 Tranche A Margin %	Column 3 Tranche B Margin %	Column 4 Tranche C Margin %
A-/A3 (or higher)	0.40	0.45	0.425
BBB+/Baa1	0.50	0.55	0.525
BBB/Baa2	0.70	0.70	0.70
BBB-/Baa3 (or lower)	0.95	0.95	0.95

(ggg)   During any period in which (i) an Event of Default is outstanding; and/or (ii) there is no long term credit rating assigned to the Company by either S&P or Moody's, the applicable Margin for Tranche A and Tranche B and Tranche C shall, in each case, be 1.00 per cent. per annum.

(hhh)   In the event that the long term credit ratings assigned to the Company by S&P and Moody's would indicate a different Margin under (a) above then the lower of the two credit ratings shall apply to determine the applicable Margin, save that, in the event that there is more than one notch difference between the two credit ratings, then the middle level shall apply to determine the applicable Margin and, in the event that there are an even number of levels between the two credit ratings (and therefore no middle level) the higher of the two middle levels shall be used to determine the applicable Margin.

(iii)     Any adjustment to the Margin pursuant to paragraphs (a) to (c) above shall be made on the date of publication by S&P and/or Moody's of a long term credit rating of the Company (or an amendment of a previously published rating) or on the date in which no long term credit rating is assigned to the Company, if such publication (or amendment) would result in a change in the Margin as provided above and, for the avoidance of doubt, such adjustment shall apply to Loans currently outstanding at such date of publication and with effect from such date.

(jjj)     Promptly after becoming aware of the same, the Company shall inform the Facility Agent in writing if any of the circumstances contemplated by sub-clauses 9.5(b) through (c) apply.

TERMS

Selection - Term-Out Loans

(kkk)   Each Term-Out Loan has successive Terms.

(lll)     The Company must select the first Term-Out for a Term-Out Loan in the relevant notice under Clause 2.5 (Term-Out Option) and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Term-Out Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(mmm) If the Company fails to select a Term for an outstanding Term-Out Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be one month.

(nnn)   Subject to the following provisions of this Clause, each Term for a Term-Out Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

Selection - Loans

(ooo)   Each Loan (other than a Term-Out Loan) has one Term only.

(ppp)   The Company must select the Term for a Loan in the relevant Request.

(qqq)   Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or for a period of one to thirty days duration as selected by the Company or any other period agreed by the Company and the Lenders.

Consolidation - Term-Out Loans

(rrr)    Unless the Company otherwise requests, a Term for a Term-Out Loan will end on the same day as the current Term for any other Term-Out Loan denominated in the same currency as that Term-Out Loan. On the last day of those Terms, those Term-Out Loans will be consolidated and treated as one Term-Out Loan.

(sss)    The Company may select different Terms for any portion of a Term-Out Loan on the last day of the Term of that Term-Out Loan provided such portion is a minimum of £5,000,000 and an integral multiple of £1,000,000. Any such portion shall be treated as a separate Loan.

No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

Notification

The Facility Agent must notify the Company and the Lenders of the duration of each Term promptly after ascertaining its duration.

MARKET DISRUPTION

Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

Market disruption

(ttt)     In this Clause, each of the following events is a market disruption event:

   (i)       LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day; or

   (ii)      the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that such Lenders are unable to obtain matching deposits in the relevant interbank market or the rate at which they can do so is in excess of LIBOR for the relevant Term.

(uuu)   The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(vvv)   After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Loan for the relevant Term will be the aggregate of the applicable:

   (i)     Margin;

   (ii)     rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

   (iii)     Mandatory Cost.

Alternative basis of interest or funding

(www) If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(xxx)   Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

TAXES

General

In this Clause:

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

U.K. Lender means a Lender which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act 1988) at the time the Loan was made;

Tax gross-up

(yyy)   The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(zzz)    If:

   (i)      a Lender is not, or ceases to be, a U.K. Lender; or

   (ii)      the Company or a Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(aaaa)  Except as provided below, if a Tax Deduction is required by law to be made by the Company or the Facility Agent, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(bbbb)  Except as provided below, the Company is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a U.K. Lender in excess of the amount that the Company would have had to pay had the Lender been, or not ceased to be, a U.K. Lender.

(cccc)   Paragraph (d) above will not apply if the Lender has ceased to be a U.K. Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(dddd)  Where a Lender fails to give notice under paragraph (b) above within 60 days after it obtains knowledge (or, after reasonable due enquiry, ought to have obtained knowledge) of such event, then such Lender shall, with respect to any claim made by it under this Clause 12.2 (Tax gross-up), only be entitled to claim an increased payment for the period from and after the date that is 60 days prior to the date on which the Lender does give notice.

(eeee)   If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(ffff)    Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

Tax indemnity

(gggg)  Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(hhhh)  Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

   (i)       that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

   (ii)      that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(iiii)    A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party has obtained and used any Tax Credit that is attributable to that Tax Payment, then, if in its discretion (acting reasonably) it can do so without any further adverse consequences for it, that Finance Party must pay an amount to the Company which that Finance Party determines (in its discretion, acting reasonably) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Company. The relevant Finance Party shall take those steps it considers reasonable to seek and claim any tax credit.

Tax Warranty of Lenders

Each Lender severally warrants to the Company on the date it becomes a Lender that it is a U.K. Lender. A Lender must promptly notify the Company if it ceases to be a U.K. Lender after this Agreement is entered into.

Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

Value added taxes

(jjjj)     All costs and expenses payable under a Finance Document by the Company is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(kkkk)  The obligation of the Company under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

INCREASED COSTS

Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

compliance with any law or regulation,

made after the date of this Agreement.

Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

compensated for under another Clause or would have been but for an exception to that Clause;

a Tax on the overall net income of a Finance Party or any of its Affiliates;

attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

incurred in any period or periods ending prior to the date falling 60 days before the date any demand in relation to that Increased Cost is made (save where the relevant Finance Party (after due enquiry) was unaware of the existence of such Increased Cost or where such Increased Cost is caused by reason of a change in (or in the interpretation, administration or application of) law with retrospective effect).

Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

MITIGATION

Mitigation

(llll)     Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

   (i)      any Tax Payment or Increased Cost being payable to that Finance Party;

   (ii)      that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality;

   (iii)     that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank; or

   (iv)     the occurrence of any market disruption event,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(mmmm)  A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

(nnnn)  Each Finance Party must promptly notify the Company of any circumstances as described in 14.1(a)(i) to (iv).

(oooo)  The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by it as a result of any step taken under this Clause 14.1 (Mitigation).

Substitution

Notwithstanding Clauses 14.1, if any circumstances arise which result in:

   (i)       any Tax Payment or Increased Cost being payable to that Finance Party;

   (ii)       that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality;

   (iii)     that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank; or

   (iv)     the occurrence of any market disruption event,

then the Company, at its expense, at any time within 180 days after the occurrence of the relevant event or circumstance, so long as no Default is outstanding, may by notice to such Finance Party require it (and, if applicable, its Affiliate) to novate its rights and obligations hereunder (including its Commitments and its share of any Loans) in accordance with Clause 27 to a bank or financial institution specified by the Company and acceptable to the Facility Agent which is willing to take such a novation as aforesaid provided that:

   (v)       such novation shall not conflict with or violate any law applicable to or binding on such Finance Party (or, if applicable, its Affiliate); and

   (vi)      the Company shall have paid to the Finance Party (or, if applicable, its Affiliate) all amounts accrued and owing hereunder.

Notwithstanding the above, the Company shall not be entitled to require a novation under this Clause 14.2 with respect to any Finance Party if:

   (vii)     the relevant Finance Party shall have mitigated the effect of the relevant event or circumstance as provided in Clause 14.1(a), and the novation would have no greater or further mitigating effect; or

   (viii)     the relevant event or circumstances are applicable to all Finance Parties.

Conduct of business by a Finance Party

No term of this Agreement will:

interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit or oblige any Finance Party to investigate or claim any Tax Credit; or

oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

PAYMENTS

Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

in the principal financial centre of the country of the relevant currency; or

in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

Distribution

(pppp)  Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

   (i)      in the principal financial centre of the country of the relevant currency; or

   (ii)      in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

(qqqq)  The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(rrrr)    Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

Currency

(ssss)   Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(tttt)     Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(uuuu)  A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(vvvv)  Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(wwww)  Each other amount payable under the Finance Documents is payable in Sterling.

No set-off or counterclaim

All payments made by the Company under the Finance Documents must be made without set-off or counterclaim.

Business Days

(xxxx)  If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(yyyy)  During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

Partial payments

(zzzz)   If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

   (i)       first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

   (ii)      secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

   (iii)     thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

   (iv)     fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(aaaaa)  The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(bbbbb) This Subclause will override any appropriation made by the Company.

Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

REPRESENTATIONS

Representations

The representations set out in this Clause are made by the Company to each Finance Party.

Status

It is a limited liability company, duly incorporated and validly existing under the Companies Act 1985 in England and Wales.

Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with any borrowing or other power or restricted granted or imposed by:

any law or regulation applicable to it and violation of which has or is likely to have a Material Adverse Effect; or

its constitutional documents.

No Event of Default

No Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

Authorisations

All authorisations required by it (including any authorisations required under PUCHA or the Act, if any) in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

Financial statements

Its audited consolidated financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

fairly represent its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements..

No material adverse change

Other than as disclosed in writing to the Mandated Lead Arrangers prior to the date of this Agreement there has been no material adverse change in its consolidated financial condition since the date to which the Original Financial Statements were drawn up.

Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which, if adversely determined, are reasonably likely to have a Material Adverse Effect.

Winding Up

No meeting has been convened for its Winding-up and, so far as it is aware, no petition, application or the like is outstanding for its Winding up.

Non-Violation of other Agreements:

Its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, to an extent or in a manner which has or is likely to have a Material Adverse Effect on it, any agreement to which it is a party or which is binding on it.

Times for making representations

(ccccc)  The representations set out in this Clause are made by the Company on the date of this Agreement.

(ddddd)  The representations in Clauses 16.2 to 16.7 (inclusive) are deemed to be repeated by the Company on the date of each Request and the first day of each Term.

(eeeee)  When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

INFORMATION COVENANTS

Financial statements

(fffff)  The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

   (i)       its audited consolidated financial statements for each of its financial years; and

   (ii)       its interim financial statements for the first half-year of each of its financial years.

(ggggg) All financial statements must be supplied as soon as they are available and:

   (i)       in the case of the Company's audited consolidated financial statements, within 180 days; and

   (ii)      in the case of the Company's interim financial statements, within 90 days,

(hhhhh)  of the end of the relevant financial period.

Form of Financial Statement

If any financial statement delivered or to be delivered to the Facility Agent under Clause 17.1 is not to be or, as the case may be, has not been prepared in accordance with Applicable Accounting Principles:

The Company and the Facility Agent (on behalf of and after consultation with all the Lenders) shall, on the request of the Facility Agent or the Company, negotiate in good faith with a view to agreeing such amendments to the above financial ratio and/or the definitions of the terms used in it as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement;

If amendments are agreed by the Company and the Majority Lenders within 25 days, those amendments shall take effect in accordance with the terms of that agreement;

If such amendments are not so agreed within 25 days, the Company shall:

within 30 days after the end of that 25 day period; and

with all subsequent financial statements to be delivered to the Facility Agent under Clause 17.1,

deliver to the Facility Agent details of all such adjustments as need to be made to the relevant financial statements to bring them into line with the Companies Act 1985 (as in effect on the date of this Agreement) and Applicable Accounting Principles.

Compliance Certificate

(iiiii)    The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements, sent to the Facility Agent under this Agreement.

(jjjjj)     A Compliance Certificate must be signed by two directors of the Company.

Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

copies of all documents despatched by the Company to its creditors generally or any class of them at the same time as they are despatched;

promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect;

promptly on request, a list of the then current Material Subsidiaries; and

promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

Notification of Default

(kkkkk) The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(lllll)    Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate signed by two of its directors on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

Use of websites

(mmmmm)  Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

   (i)       the Facility Agent and the Lender agree;

   (ii)       the Company and the Facility Agent designate an electronic website for this purpose;

   (iii)     the Company notifies the Facility Agent of the address of and password for the website; and

   (iv)     the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(nnnnn)  Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

   (i)       any Lender not agreeing to receive information via the website; and

   (ii)       within ten Business Days of request any other Lender, if that Lender so requests.

(ooooo)  The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

   (i)       the website cannot be accessed;

   (ii)       the website or any information on the website is infected by any electronic virus or similar software;

   (iii)     the password for the website is changed; or

   (iv)     any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

Know your customer requirements

(ppppp)  The Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(qqqqq)  Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

FINANCIAL COVENANTS

Definitions

In this Clause:

Consolidated EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period as adjusted by:

   (i)       adding back Interest Payable;

   (ii)      taking no account of any exceptional or extraordinary item;

   (iii)     excluding any amount attributable to minority interests;

   (iv)     adding back depreciation and amortisation; and

   (v)      taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

Interest Payable means, in relation to any Measurement Period, all interest payable and similar charges of the Group expressed in Sterling and determined on a consolidated basis in accordance with Applicable Accounting Principles.

Measurement Period means a half-year of the Company.

Regulatory Asset Base means the regulatory asset base of the Company most recently published by OFGEM.

Total Gross Debt means, in respect of the Company, at any time the consolidated Financial Indebtedness of the Company which is required to be accounted for as debt in the annual financial statements of the Company.

Interpretation

(rrrrr)   Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(sssss)  Any amount in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of:

   (i)       the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

   (ii)       if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(ttttt)    No item must be credited or deducted more than once in any calculation under this Clause.

Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Interest Payable is not, at the end of each Measurement Period, less than 3 to 1.

Asset Cover

The Company must ensure that the Regulatory Asset Base will exceed Total Gross Debt by at least £150,000,000 at all times.

GENERAL COVENANTS

General

The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, the Company must ensure that each of its Subsidiaries performs that covenant.

Authorisations

The Company must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

Pari passu ranking

The Company must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

Negative pledge

(uuuuu)  Except as provided below, neither the Company nor any Material Subsidiary may create or allow to exist any Security Interest on any of its assets.

(vvvvv)     Paragraph (a) does not apply to:

   (i)       any Security Interest created under or in connection with or arising out of the Balancing and Settlement Code or any transactions or arrangements entered into in connection with the management of risks relating thereto;

   (ii)       in respect of overdue amounts which have not been overdue for more than 30 days and/or are being contested in good faith, liens arising solely by operation of law or by order of a court or tribunal (or by an agreement of similar effect) and/or in the ordinary course of business or operations;

   (iii)     any Security Interest created after the date of this Agreement for the sole purpose of re-financing all or any part of either Facility (at the option of the Company) provided that the monies borrowed or raised on such Security Interest shall, to that extent, be applied reasonably promptly in accordance with this Agreement in or towards repayment of the relevant Facility;

   (iv)     any Security Interest arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired in the ordinary course of business or operations;

   (v)      any Security Interest created on any asset acquired after the date of this Agreement for the sole purpose of financing or re-financing that acquisition and securing a principal, capital or nominal amount not exceeding the cost of that acquisition, provided that the Security Interest is removed or discharged within 6 months of the date of acquisition of such asset;

   (vi)     any Security Interest outstanding on or over any asset acquired after the date of this Agreement and in existence at the date of such acquisition, provided that the Security Interest is removed or discharged within 6 months of the date of acquisition of such asset;

   (vii)     any Security Interest created or outstanding on or over any asset of any company which becomes a Material Subsidiary of the Company after the date of this Agreement where such Security Interest is created prior to the date on which such company becomes a Material Subsidiary of the Company and is not created or increased in contemplation of such Company being acquired and/or becoming a Material Subsidiary of the Company and the Security Interest is removed or discharged within 6 months of the date of such company becoming a Material Subsidiary of the Company;

   (viii)    any Security Interest created on any asset to secure any Financial Indebtedness incurred in connection with the financing of any asset or project in respect of which the repayment of that Financial Indebtedness is to be made from the revenues arising out of, or other proceeds of realisation from, that asset or project, with recourse to those revenues and proceeds and other assets used in connection with, or forming the subject matter of, that asset or project but without recourse (or with such limited recourse as the Majority Banks may from time to time agree) to any other assets of the Group;

   (ix)     any netting arrangements under any swap or other hedging transaction which is on standard market terms;

   (x)      any Security Interest created or outstanding with the prior approval of the Majority Banks; and

   (xi)     any Security Interest created or outstanding on or over assets of the Company or any of its Material Subsidiaries provided that the aggregate outstanding principal or nominal amount secured by all Security Interests created or outstanding under this exception on or over such assets shall not at any time exceed £25,000,000 or its equivalent.

Disposals

(wwwww)  Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets (other than cash) which is substantial in the context of the consolidated total assets of the Group.

(xxxxx)     Paragraph (a) does not apply to:

   (i)       any disposal made in the ordinary course of business or operations of the disposing entity (including, without limitation, disposals of subsidiaries or lines of business, provided that this shall not include a disposal of the core electricity distribution business);

   (ii)      disposals on normal commercial terms of obsolete assets or assets no longer required for the purpose of the relevant Person's business or operations;

   (iii)     any realisation of investments acquired, purchased or made by the temporary application of funds not immediately required in the relevant Person's business or operations;

   (iv)     the exchange of assets for other assets of a similar or superior nature and value, or the sale of assets on normal commercial terms for cash which is payable in full on the completion of the sale and is to be, and is, applied in or towards the purchase of similar assets within 6 months;

   (v)      the disposal of assets by one wholly-owned Subsidiary of the Company to another or (if the consideration for the disposal does not exceed a normal commercial consideration) to the Company by one of its Subsidiaries;

   (vi)     disposals of any National Grid shares on normal commercial terms;

   (vii)    disposals in connection with sale-and-leaseback or sale and repurchase transactions or any other form of "off balance sheet" financing, provided that the aggregate book value (in the books of the disposing party) of all assets the subject of all such disposals made during the period commencing on the date of this Agreement and ending on the date when no amount remains to be lent or remains payable under this Agreement shall not exceed £50,000,000; and

   (viii)    any disposal which the Majority Banks shall have agreed shall not be taken into account.

Environmental matters

The Company will and will ensure that its Material Subsidiaries will comply with all applicable Environmental Law and other regulations, orders or other law applicable to the conduct of the business of the supply or distribution of electricity, in each case, where failure to do so would have a Material Adverse Effect.

Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as that member of the Group reasonably considers to be appropriate, having regard to the insurance arrangements of companies engaged in similar business.

DEFAULT

Events of Default

Each of the events set out in this Clause is an Event of Default.

Non-payment

The Company fails to pay any sum payable under any Finance Document when due unless:

its failure to pay is caused by administrative or technical error; and

payment is made within 5 Business Days of its due date.

Breach of other obligations

(yyyyy)   The Company does not perform or comply with its obligations under Clause 18 (Financial covenants), Clause 19.5 (Negative Pledge) or Clause 19.6 (Disposals).

(zzzzz)    The Company does not perform or comply with any of its other obligations under any Finance Document in any material respect or any representation or warranty by the Company in this Agreement or in any document delivered under it is or proves to have been incorrect when made or deemed repeated, unless the non-compliance or circumstances giving rise to the misrepresentation, as the case may be, is capable of remedy and is not remedied within 45 days of the earlier of the Facility Agent giving notice requiring the same to be remedied and the Company becoming aware of such non-compliance or misrepresentation, as the case may be.

Cross-acceleration

Any other Financial Indebtedness or commitment for Financial Indebtedness of the Company is cancelled or terminated or becomes due and payable before its normal maturity (whether by declaration or automatically), in each case, by reason of default on the part of the Company or is not paid when due nor within any applicable grace period, other than in circumstances where such default or liability to pay is being contested in good faith and by appropriate proceedings. However, no Event of Default will occur under this Clause 20.4 unless and until the aggregate amount of such Financial Indebtedness in respect of which one or more of the events mentioned above in this Clause 20.4 has occurred exceeds £20,000,000 or its equivalent.

Insolvency

(aaaaaa)     Any of the following occurs in respect of the Company:

   (i)       it is unable to pay its debts generally as they fall due or it is deemed by a court of competent jurisdiction to be insolvent;

   (ii)      it suspends making payments on all or any class of its debts or publicly announces an intention to do so;

   (iii)     by reason of actual or anticipated financial difficulties, it begins negotiations with all or any class of its creditors for the general rescheduling of its indebtedness; or

   (iv)     a moratorium is declared in respect of any of its indebtedness.

(bbbbbb)    If a moratorium occurs in respect of the Company, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

Insolvency proceedings

(cccccc)     Except as provided below, any of the following occurs in respect of the Company:

   (i)       any person presents a petition for its winding-up, administration or dissolution;

   (ii)      an order for its winding-up, administration or dissolution is made;

   (iii)     any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

   (iv)     its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

   (v)     any other analogous step or procedure is taken in any jurisdiction.

(dddddd)     Paragraph (a) does not apply to (i) a petition for winding-up presented by a creditor which is being actively contested in good faith and with due diligence and with a reasonable prospect of success or (ii) a voluntary solvent winding-up, amalgamation, reconstruction or reorganisation or otherwise part of a solvent scheme of arrangement, in each case on terms approved by the Majority Lenders.

Creditors' process

A distress, attachment, execution or other legal process material in relation to the Company's ability to perform its payment obligations under this Agreement is levied, enforced or sued out on or against the assets of the Company and is not discharged or stayed within 90 days.

Licence

Either (1) the Authority gives notice in writing of the revocation of the Licence in accordance with its terms and that notice is not withdrawn or contested in good faith by appropriate proceedings or (2) the Licence is revoked, in either case, other than in circumstances which permit the Company or its Affiliates to carry on the distribution business of the Company either without a licence as a result of any change in the Act or regulatory regime or with a new licence, permitting the distribution of electricity in the authorised areas covered by the Licence, issued under the Act or pursuant to the Utilities Act, 2000.

Balancing and Settlement Code

(eeeeee)   The Company ceases to be a party to the Balancing and Settlement Code Framework Agreement other than in circumstances where the Company is able to carry its distribution business; or

(ffffff)     the Company breaches the Balancing and Settlement Code and such breach has or is reasonably likely to have a Material Adverse Effect other than in circumstances where the Company is able to carry on its distribution business.

Unlawfulness

It is or becomes unlawful for the Company to perform any of its obligations under this Agreement in any material respect.

Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

cancel the Total Commitments; and/or

declare that all or part of any amounts outstanding under the Finance Documents are:

immediately due and payable; and/or

payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this subclause will take effect in accordance with its terms.

THE ADMINISTRATIVE PARTIES

Appointment and duties of the Facility Agent

(gggggg)   Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(hhhhhh)   Each Finance Party irrevocably authorises the Facility Agent to:

   (i)       perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

   (ii)      execute each Finance Document expressed to be executed by the Facility Agent.

(iiiiii)     The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

Individual position of an Administrative Party

(jjjjjj)   If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(kkkkkk)     Each Administrative Party may:

   (i)       carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

   (ii)      retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

Reliance

The Facility Agent may:

rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

act under the Finance Documents through its personnel and agents.

Majority Lenders' instructions

(llllll)  The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(mmmmmm)    The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

(nnnnnn)   The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

Responsibility

(oooooo)   No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

   (i)       any Finance Document or any other document; or

   (ii)      any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(pppppp)     Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

   (i)       has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

   (ii)       has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

(qqqqqq)        Nothing in this Agreement will oblige the Facility Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

   (i)       Each Finance Party confirms to the Facility Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

Exclusion of liability

(rrrrrr)     The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ssssss)     No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

Default

(tttttt)     The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(uuuuuu)     If the Facility Agent:

   (i)       receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

   (ii)       is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

Information

(vvvvvv)     The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(wwwwww)     Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(xxxxxx)     Except as provided above, the Facility Agent has no duty:

   (i)       either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

   (ii)      unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(yyyyyy)     In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(zzzzzz)     The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Finance Documents.

(aaaaaaa)     The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

Indemnities

(bbbbbbb)     Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

(ccccccc)     The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

(ddddddd)     The Company must indemnify the Facility Agent against any loss or liability properly incurred by the Facility Agent as a result of:

   (i)       investigating any event which the Facility Agent reasonably believes to be a Default; or

   (ii)      acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

Compliance

The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

Resignation of the Facility Agent

(eeeeeee)     The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(fffffff)     Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(ggggggg)     If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(hhhhhhh)     The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the U.K.

(iiiiiii)     The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term "Facility Agent" will mean the successor Facility Agent.

(jjjjjjj)     The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(kkkkkkk)     Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(lllllll)     The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

Relationship with Lenders

(mmmmmmm)     The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

(nnnnnnn)     The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(ooooooo)     The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

Facility Agent's management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

EVIDENCE AND CALCULATIONS

Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

FEES

Facility Agent's fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed between the Facility Agent and the Company.

Arrangement fee

The Company must pay an arrangement and participation fee in the manner agreed between the Mandated Lead Arrangers and the Company.

Tranche A commitment fee

(ppppppp)     The Company must pay a commitment fee computed at the rate of 45 per cent. of the Margin from time to time on the undrawn, uncancelled amount of each Lender's Tranche A Commitment calculated from the later of:

   (i)       the date of this Agreement; and

   (ii)      the date on which the Existing Credit Agreement is irrevocably repaid in full.

(qqqqqqq)     Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Tranche A Commitment is cancelled in full.

Tranche B commitment fee

(rrrrrrr)     The Company must pay a commitment fee computed at the rate of 45 per cent. of the Margin from time to time on the undrawn, uncancelled amount of each Lender's Tranche B Commitment calculated from the later of:

   (i)       the date of this Agreement; and

   (ii)      the date on which the Existing Credit Agreement is irrevocably repaid in full.

(sssssss)     Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Tranche B Commitment is cancelled in full.

Tranche C commitment fee

(ttttttt)     The Company must pay a commitment fee computed at the rate of 45 per cent. of the Margin from time to time on the undrawn, uncancelled amount of each Lender's Tranche C Commitment calculated from Restatement Date.

(uuuuuuu)     Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Tranche C Commitment is cancelled in full.

Term-Out Fee

The Company shall pay to the Facility Agent for the Lenders a term-out fee in an amount equal to 0.1 per cent. flat of the amount of the Term-Out Loans termed-out under Clause 2.5 (Term-Out Option) as calculated on the Final Maturity Date in relation to the Tranche A Facility (not taking into account any extension under Clause 2.4). The term-out fee shall be payable within 5 Business days after the initial Final Maturity Date in relation to Tranche A.

INDEMNITIES AND BREAK COSTS

Currency indemnity

(vvvvvvv)     The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

   (i)       that Finance Party receiving an amount in respect of the Company's liability under the Finance Documents; or

   (ii)      that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(wwwwwww)     Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

Other indemnities

The Company shall within 15 days of demand indemnify the Facility Agent and each Lender against any funding or other cost, loss, expense or liability in an amount certified by it in reasonable detail (together with documentation in support) sustained or incurred by it as a direct result of:

   (i)       the occurrence of any Event of Default;

   (ii)      (other than by reason of negligence or default by a Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

   (iii)     the receipt or recovery by any party (or the Facility Agent on its behalf) of all or any part of a Loan or overdue sum due from the Company otherwise than on the Final Maturity Date or Maturity Date (as relevant) of that Loan or, in the case of an overdue sum, the last day of an interest period relating to that overdue sum, as the case may be or a Loan or any part thereof not being prepaid in accordance with a notice of prepayment.

Break Costs

(xxxxxxx)     The Company must pay to each Lender its Break Costs.

(yyyyyyy)     Break Costs are the amount (if any) determined by the relevant Lender by which:

   (i)       the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

   (ii)      the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(zzzzzzz)     Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

EXPENSES

Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

AMENDMENTS AND WAIVERS

Procedure

(aaaaaaaa)     Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(bbbbbbbb)     The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

Exceptions

(cccccccc)     An amendment or waiver which relates to:

   (i)       the definition of Majority Lenders in Clause 1.1 (Definitions);

   (ii)      an extension of the date of payment of any amount to a Lender under the Finance Documents;

   (iii)     a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

   (iv)     an increase in, or an extension of, a Commitment or the Total Commitments;

   (v)      a term of a Finance Document which expressly requires the consent of each Lender;

   (vi)     the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

   (vii)     this Clause,

may only be made with the consent of all the Lenders.

(dddddddd)     An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

may be exercised as often as necessary;

are cumulative and not exclusive of its rights under the general law; and

may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

CHANGES TO THE PARTIES

Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

Assignments and transfers by Lenders

(eeeeeeee)     A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (the New Lender).

(ffffffff)     Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of £5,000,000.

(gggggggg)     The consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(hhhhhhhh)     The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(iiiiiiii)     The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost

(jjjjjjjj)     A transfer of obligations will be effective only if either:

   (i)       the obligations are novated in accordance with the following provisions of this Clause; or

   (ii)      the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(kkkkkkkk)     Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of £750.

(llllllll)     Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

Procedure for transfer by way of novations

(mmmmmmmm)     In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

   (i)       the proposed Transfer Date specified in that Transfer Certificate; and

   (ii)      the date on which the Facility Agent executes that Transfer Certificate.

(nnnnnnnn)     A novation is effected if:

   (i)       the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

   (ii)      the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(oooooooo)     Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(pppppppp)     On the Transfer Date:

   (i)       the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

   (ii)      the Existing Lender will be released from those obligations and cease to have those rights.

Limitation of responsibility of Existing Lender

(qqqqqqqq)     Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

   (i)     any Finance Document or any other document; or

   (ii)      any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(rrrrrrrr)     Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

   (i)       has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

   (ii)      has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(ssssssss)     Nothing in any Finance Document requires an Existing Lender to:

   (i)      accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

   (ii)      support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

Costs resulting from change of Lender or Facility Office

If:

a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

Changes to the Reference Banks

(tttttttt)     If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

(uuuuuuuu)     If a Reference Bank ceases to have a London office or novates or assigns all its rights and obligations under this Agreement or if any Commitments of any Reference Bank are cancelled or if Loans it has advanced are prepaid it shall be replaced as a Reference Bank by such other Bank with an office in London as the Facility Agent (after consultation with the Company) shall designate by notice to the Company and the Banks.

DISCLOSURE OF INFORMATION

(vvvvvvvv)     Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

   (i)       which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

   (ii)      in connection with any legal or arbitration proceedings;

   (iii)     if required to do so under any law or regulation;

   (iv)     to a governmental, banking, taxation or other regulatory authority;

   (v)      to its professional advisers;

   (vi)     to the extent allowed under paragraph (b) below; or

   (vii)    with the agreement of the Company.

(wwwwwwww)     A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

   (i)       a copy of any Finance Document; and

   (ii)      any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

SET-OFF

A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

PRO RATA SHARIING

Redistribution

If any amount owing by the Company under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

Effect of redistribution

(xxxxxxxx)     The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(yyyyyyyy)     When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(zzzzzzzz)     If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the Company will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(aaaaaaaaa)     If:

   (i)       a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

   (ii)      the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

the recovering Lender notified the Facility Agent of those proceedings; and

the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

NOTICES

In writing

(bbbbbbbbb)     Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

   (i)       in person, by post, or fax or any other electronic communication approved by the Facility Agent; or

   (ii)      if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(ccccccccc)     For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(ddddddddd)     Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

Contact details

(eeeeeeeee)     Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(fffffffff)     The contact details of the Company for this purpose are:

Address:	Avonbank,
Feeder Road,
Bristol,
BS2 0TB
Fax number:	01179 332108
E-mail:	icutter@westernpower.co.uk
Attention:	Ian Cutter.

(ggggggggg)     The contact details of the Facility Agent for this purpose are:

Address:	Loans Administration
Lloyds TSB Bank plc
Bank House
Wine Street
Bristol
BS1 2AN
Fax number:	0117 923 3367

Attention:	Martin Clancy.

(hhhhhhhhh)     Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(iiiiiiiii)     Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

Effectiveness

(jjjjjjjjj)     Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

   (i)       if delivered in person, at the time of delivery;

   (ii)      if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

   (iii)     if by fax, when received in legible form.

(kkkkkkkkk)     A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(lllllllll)     A communication to the Facility Agent will only be effective on actual receipt by it.

The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

LANGUAGE

(mmmmmmmmm)     Any notice given in connection with a Finance Document must be in English.

(nnnnnnnnn)     Any other document provided in connection with a Finance Document must be:

   (i)       in English; or

   (ii)      (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

GOVERNING LAW

This Agreement is governed by English law.

ENFORCEMENT

Jurisdiction

(ooooooooo)     The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(ppppppppp)     The English courts are the most appropriate and convenient courts to settle any such dispute and the Company waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(qqqqqqqqq)     This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

   (i)       proceedings in any other court; and

   (ii)      concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Tranche A Commitments

Bayerische Landesbank acting through its London branch	£33,333,333
Lloyds TSB Bank plc	£33,333,333
WestLB AG, London Branch	£33,333,334
___________

Total Tranche A Commitments	£100,000,000
___________

Name of Original Lender	Tranche B Commitments

Danske Bank A/S, London Branch	£70,000,000
Bayersiche Landesbank acting through its London branch	£26,666,667
Lloyds TSB Bank plc	£26,666,667
WestLB AG, London Branch	£26,666,666
___________

Total Tranche B Commitments	£150,000,000
___________

Name of Original Lender	Tranche C Commitments

Danske Bank A/S, London Branch	£37,500,000
Bayersiche Landesbank acting through its London branch	£37,500,000
Lloyds TSB Bank plc	£37,500,000
WestLB AG, London Branch	£37,500,000
___________

Total Tranche C Commitments	£150,000,000
___________

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Company

1.       A certified copy of the constitutional documents of the Company.

2.       A certified copy of a resolution of the board of directors or a committee of the board of directors of the Company approving the terms of, and the transactions contemplated by, the Finance Documents.

3.       A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.       A certificate of the Company (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing limit binding on the Company to be exceeded.

Legal opinions

A legal opinion of Allen & Overy, legal advisers to the Mandated Lead Arranger and the Facility Agent addressed to the Finance Parties.

Other documents and evidence

1.       Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid no later than the first Utilisation Date.

2.       The Original Financial Statements.

3.       Evidence that the following credit facilities have expired or will be prepaid and cancelled in full on or by the first Utilisation Date:

          (i)      the Existing Credit Facility;

         (ii)      the £23,500,000 bilateral credit agreement between the Company and WestLB AG dated 27th February, 2002;

         (iii)     the £50,000,000 bilateral credit agreement between the Company and Danske Bank A/S dated 26th February, 2002; and

         (iv)     the £20,000,000 bilateral credit agreement between the Company and Bayerische Landesbank dated 31st May, 2002.

SCHEDULE 3

FORM OF REQUEST

To:     LLOYDS TSB BANK PLC as Facility Agent

From:     [ ]

Date:     [ ]

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC - £400,000,000 Credit Agreement
dated 18th October, 2002 (as amended and restated from time to time) (the "Agreement")

1.     We refer to the Agreement. This is a Request.

2.     We wish to borrow a [Tranche A/B/C Loan] on the following terms:

(a)     Utilisation Date: [ ]

(b)     Amount/currency: [ ]

(c)     Term: [ ].

3.     Our payment instructions are: [ ].

4.     We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5      We confirm that as at [relevant testing date] Consolidated EBITDA was [ ] and Interest Payable was [ ]; therefore, the ratio of Consolidated EBITDA to Interest Payable was [ ] to 1.

6.     We confirm that as at [relevant testing date] Regulatory Asset Base was [          ] and Total Gross Debt was [     ]; therefore, Regulatory Asset Base exceeded Total Gross Debt by [ ].

7.     This Request is irrevocable.

By:

[ ]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.     General

The Mandatory Cost is the weighted average of the rates calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.     For a Lender lending from a Facility Office in the U.K.

(a)      The relevant rate for a Lender lending from a Facility Office in the U.K. is the arithmetic mean of the rates notified by that Lender to the Facility Agent and calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B - D) + E x 0.01 100 - (A + C)	per cent.per annum

for any other Loan:

E x 0.01 300	per cent.per annum

where on the day of application of the formula:

A        is the percentage of the Lender's eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B        is LIBOR for that Term;

C        is the percentage of the Lender's eligible liabilities which the Bank of England requires it to place as a special deposit;

D        is the interest rate per annum allowed by the Bank of England on a special deposit; and

E        is the charge payable by the Lender to the Financial Services Authority under the fees rules (but, for this purpose, calculated by the Facility Agent on a notional basis as being the average of the fee tariffs within fee-block Category A1 (Deposit acceptors) of the fees rules, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Lender.

(b)     For the purposes of this paragraph 2:

   (i)       eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

   (ii)      fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

   (iii)     tariff base has the meaning given to it in the fees rules.

(c)      (i)       In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

   (ii)      Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)      (i)       Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. The Facility Agent may assume that this information is correct in all respects.

   (ii)      If a Lender fails to do so, the Facility Agent may assume that the Lender's obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

   (iii)     The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.     For a Lender lending from a Facility Office in a Participating Member State

(a)      The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)      If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.     Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)      any change in law or regulation; or

(b)      any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:     LLOYDS TSB BANK PLC as Facility Agent

From:     [THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:     [ ]

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC - £400,000,000 Credit Agreement
dated 18th October, 2002 (as amended and restated from time to time) (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.       The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.       The proposed Transfer Date is [ ].

3.       The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.       This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]
By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[ ]

By:

SCHEDULE 6

Intentionally left blank

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:     LLOYDS TSB BANK PLC as Facility Agent

From:     WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

Date:     [ ]

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC - £400,000,000 Credit Agreement
dated 18th October, 2002 (as amended and restated from time to time) (the Agreement)

1.     We refer to the Agreement. This is a Compliance Certificate.

2.     We confirm that as at [relevant testing date], Consolidated EBITDA was [ ] and Interest Payable was [          ], therefore the ratio of Consolidated EBITDA to Interest Payable was [          ] to 1.

3.     We confirm that as at [relevant testing date], Regulatory Asset Base was [ ] and Total Gross Debt was [ ]; therefore Regulatory Asset Base exceeded Total Gross Debt by [ ].

4.     We set out below calculations establishing the figures in paragraph 2 above:

[ ].

5.     We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[ ].

6.     [We confirm that no Default is outstanding as at [relevant testing date].]

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

By:

SIGNATORIES

Company

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

By: Ian Cutter

Mandated Lead Arrangers

BAYERISCHE LANDESBANK acting through its London branch

By: Matthew Dunn and Matthew Williams

DANSKE BANK A/S, LONDON BRANCH

By: Richard Bula and Elizabeth Williams

LLOYDS TSB BANK plc

By: David Savvides

WESTLB AG, LONDON BRANCH

By: Tim Sai Louie and Robert Bourke

Original Lenders

BAYERISCHE LANDESBANK acting through its London branch

By: Matthew Dunn and Matthew Williams

DANSKE BANK A/S, LONDON BRANCH

By: Richard Bula Debbie Dyson

LLOYDS TSB BANK plc

By: David Savvides

WESTLB AG, LONDON BRANCH

By: Tim Sai Louie Robert Bourke

Facility Agent

LLOYDS TSB BANK plc

By: Stephen Hall

Co-ordinating Bank

WESTLB AG, LONDON BRANCH

By: Tim Sai Louie Robert Bourke

SIGNATORIES

Company

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC

By:	IAN CUTTER

Lenders

BAYERISCHE LANDESBANK acting through its London Branch

By:	MATTHEW WILLIAMS	MATTHEW DUNN

DANSKE BANK A/S, London Branch

By:	ALAN PETTIGREW	DEBBIE DYSON

LLOYDS TSB BANK plc

By:	DAVID BORAN

WESTLB AG, London Branch

By:	RICHARD SAINT	JOHN FINN

Facility Agent

LLOYDS TSB BANK plc

By:	STEPHEN HALL